 CONSENT OF RYDER SCOTT COMPANY, L.P. As oil and gas consultants, Ryder Scott Company, L.P. hereby consents to: (a) the use of our reserve reports dated February 27, 2002, March 1, 2002, and March 21, 2002, and (b) all references to our firm included in or made a part of Beta Oil & Gas, Inc.'s Form 10-K to be filed with the Securities and Exchange Commission on or about March 30, 2002. RYDER SCOTT COMPANY, L.P. Houston, Texas March 28, 2002